INSIDER TRADING POLICY 1. Introduction The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by the Company and its subsidiaries and all directors, officers, employees, and other agents (and members of the forgoing persons’ immediate families and households), in order to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with the Company. Questions regarding this policy should be directed to the Company’s General Counsel (the “General Counsel”), who, along with such designees as the General Counsel may designate in his or her absence (including the Company’s outside securities counsel), shall have the authority to oversee and apply the Policy pursuant to the terms set forth herein. 2. Policy It is the Company’s policy to comply with all applicable securities laws, including those relating to buying or selling securities in the Company, e.g., the Company’s stock (“Company Securities”). In the course of conducting the Company’s business, directors, officers, employees, and others may become aware of material, non-public information (as defined in Section 4, below) regarding the Company, its subsidiaries and affiliates, or other companies with which we do business. Directors, officers, employees, and agents of the Company and members of their immediate families may not buy or sell Company Securities, or securities of any other publicly- held company, while in possession of material, non-public information concerning or related to such company that was obtained during the course of employment or other involvement with Company business, even if those persons believe the decision to buy or sell is not based upon such material, non-public information. In addition, entities such as trusts or foundations over which a Company director, officer, employee, or agent has control may not buy or sell securities while the employee is in possession of such material, non-public information concerning or related to such company. If you are in possession of material, non-public information, you may not disclose that information to others, even to family members or other Company employees, except for Company employees whose job responsibilities require knowledge of such information. This Policy will continue to apply to any Company director, officer, employee, or agent whose relationship with the Company terminates as long as the individual possesses material, non-public information that he or she obtained in the course of their employment or relationship with the Company. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions to this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve AEye’s reputation for adhering to the highest standards of conduct.

2 Effective August 3, 2023 3. Applicability The general policy stated above applies to all directors, officers, employees, and other agents of the Company and its subsidiaries. In order to ensure compliance with this Policy, the Board of Directors of the Company (the “Board”) has adopted the following rules, which apply to directors and officers and certain employees and agents of the Company and its wholly owned subsidiaries identified by the General Counsel and listed (or identified by position) in Part 1 of Annex D to this Policy (“Covered Persons”), and their Related Persons (as defined in Section 4.D., below). The Company has determined that these Covered Persons are likely to have access to material, non-public information by virtue of their position with the Company. These rules apply regardless of the dollar amount of the trade or the source of the material, non-public information. Covered Persons (listed in Part 2 of Annex D) and their Related Persons (“Restricted Persons”) will be subject to additional procedures in advance of trading as provided in Section 5.C., below. Any questions regarding the applicability of this Policy to a specific situation should be directed to the General Counsel. 4. Definition/Explanations A. Who is an “Insider?” The definition of “insider” is broad. Any person who possesses material, non-public information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors, and those persons in a special relationship with the Company (e.g., its auditors, consultants, or attorneys). The definition of an insider is transaction- specific; that is, an individual is an insider with respect to each material, non-public item of which he or she is aware. B. What is “Material” Information? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Some examples of material information include: • earnings and other financial results (or material changes to such earnings or other financial results); • guidance on earnings estimates or other financial information; • significant expansion or curtailment of operations, such as the purchase or sale of property or assets; • a significant increase or decline in revenues; • changes in dividend policies or the declaration of a stock split or the offering of additional securities;

3 Effective August 3, 2023 • significant merger or acquisition proposals or agreements, including tender offers; • significant new products or plans to enter significant new businesses; • extraordinary borrowing; • gain or loss of a substantial customer; • the institution of significant litigation or regulatory proceedings or investigations; • significant management developments; and • impending bankruptcy or financial liquidity problems. The above list is not exhaustive, and many other types of information may be considered “material” depending on the circumstances. The materiality of certain information is subject to reassessment on a regular basis. When in doubt, please contact the General Counsel. C. What is “Non-Public” Information? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner that makes it generally available to investors through a report filed with the Securities and Exchange Commission (the “SEC”) or through media including Dow Jones, Reuters Economic Services, The Wall Street Journal, or the Associated Press. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, approximately two full trading days following publication is a reasonable waiting period before information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee who had prior knowledge of that information (before it was made public) may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, the employee may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, the employee may not trade in Company Securities until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that certain trades be pre-cleared (see Section 5.C., below) and that they occur during specified trading windows (see Section 5.G., below). D. Who is a “Related Person?” For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children, and anyone else living in your household, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor, or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where you have or

4 Effective August 3, 2023 share with others the power to decide whether to buy or sell Company Securities. Although a person’s parent, adult child, or sibling may not be considered a Related Person (unless living in the same household), a parent, adult child, or sibling may be a “tippee” for securities laws purposes. See Section 5.D., below for the Company’s policy on “tipping.” 5. Guidelines A. Non-Disclosure of Material, Non-Public Information Material, non-public information is strictly confidential and must not be disclosed to anyone, other than persons within the Company or third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know such information and who have professional or contractual obligations of confidentiality, until such information has been publicly released by the Company. B. Prohibited Trading in Company Securities No Covered Persons or their Related Persons may place a purchase or sell order, or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections, or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options, other than as described in Section 5.G., below) outside of a trading window (see Section 5.G., below) or when he or she has knowledge of material, non- public information concerning or related to the Company. C. Pre-Clearance If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact and with the benefit of hindsight. Therefore, Restricted Persons, who are the persons in the Company most likely to have material non-public information in their possession, must obtain prior clearance from the Company’s General Counsel before they or any of their Related Persons make any purchases or sales of Company Securities. In the event the Company’s General Counsel seeks pre-clearance for a trade, the Chief Financial Officer of the Company shall review and provide clearance prior to any purchase or sale of Company Securities. Pre-clearance does not relieve anyone of their responsibility under SEC rules. Accordingly, pre-clearance requests must be made during an open trading window and outside of any blackout period and may not be made while the Restricted Person is in possession of any material non-public information. Pre-clearance requests should be made at least two (2) business days in advance of the proposed transaction and may only be obtained by submitting a request substantially in the form attached hereto as Annex A. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the applicable securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid until the earlier to occur of (a) the end of the 4th trading day following the date of the clearance, (b) the Restricted Person becomes aware of material, non-public information, or (c) the Restricted Person becomes subject to a blackout period. If the transaction order is not placed within the four (4) trading day period, pre-clearance of the transaction must be re-requested. If pre-

5 Effective August 3, 2023 clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. An exercise of a stock option need not be pre-cleared if such exercise does not involve the market sale of any Company Securities (for example, the surrender of Company Securities to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards; provided, that the “cashless exercise” of a Company stock option through a broker-assisted sale to cover any tax withholding obligations incurred in connection with the exercise of stock options or vesting of an equity-based award does involve a market sale of Company Securities, and, therefore, would not qualify under this exception). D. “Tipping” Information to Others Insiders may be liable for communicating or tipping material, non-public information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them and individuals who trade on material, non-public information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all non-public information relating to the Company. E. Avoid Speculation Covered Persons and their Related Persons may not trade in options, warrants, puts and calls, or similar derivative securities on Company Securities or sell Company Securities “short.” For further information, see Section 5.I., below. In addition, Covered Persons and their Related Persons may not purchase Company Securities on margin. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its securityholders. F. Trading in Securities of Other Public Companies No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, non-public information about the other company in the course of his or her service to, or employment with, the Company.

6 Effective August 3, 2023 G. Trading Window In addition to all of the other limitations contained in this Policy, Covered Persons and their Related Persons may only buy or sell Company Securities in the public market during the period beginning two (2) trading days after the release of the Company’s quarterly and year-end earnings announcement and continuing until the fifteenth calendar day prior to the end of the next fiscal quarter. For example, if the Company’s second fiscal quarter ends at 11:59 p.m., Pacific time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Pacific time, on December 16 and continue until two (2) days after release of the Company’s quarterly earnings report, typically in early to mid-February. In addition, you should remember that, even if the trading window is open, you still cannot trade in Company Securities if you are in possession of material, non-public information, and you still must receive pre-clearance for any trade in Company Securities. From time-to-time, the Company, through the General Counsel, may close trading during a trading window in light of developments that could involve material, non-public information. In these situations, the General Counsel will notify particular individuals that they should not engage in trading of Company Securities (except as permitted under a Rule 10b5-1 plan as described below) and should not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the General Counsel gives notice that the ban has been lifted. Exercises of options for cash, as well as “cashless exercises” not involving a market sale of Company Securities, may be executed at any time. “Cashless exercises” involving an option exercise and an accompanying market sale of Company Securities as described above are subject to the trading window. H. Pre-Arranged Trading Plans SEC Rule 10b5-1(c) provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction, or a written plan that specifies the amount, price, and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, non-public information relevant to such trades, then you may claim an affirmative defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned relevant material, non-public information. Arrangements under Rule 10b5-1(c) may specify the amount, price, and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing trades, you must not influence his or her actions and he or she must not possess any relevant material, non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. It is important that you properly document the details of a trading plan. Please note that, in addition to the trading plan requirements described above, there are a number of additional

7 Effective August 3, 2023 procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include: (a) that you act in good faith; (b) that you not modify your trading instructions while you possess relevant material, non-public information; and (c) that you not enter into or alter a corresponding or hedging transaction or position. Because Rule 10b5-1(c) is complex, the Company recommends that you work with a broker who is experienced in establishing such plans and be sure that you fully understand the applicable limitations and conditions before you establish a trading plan. A Covered Person may only enter into a trading plan if (a) it is precleared by the General Counsel; (b) at a time that the Covered Person is not in possession of material, non-public information; and (c) only during a trading window period outside of the blackout period that applies to the Covered Person. The Company requires a cooling-off period of the later of (i) 90 days between the establishment of a trading plan and commencement of trading under such trading plan, or (ii) two business days after the filing of the Company’s Form 10-Q or Form 10- K, for the fiscal period in which the plan is adopted (but not to exceed 120 days), as required by Rule 10b5-1 (the “Cooling-off Period”). The General Counsel will review a proposed trading plan to determine the plan is in compliance with this Policy. The General Counsel will notify the chair of the Audit Committee if any executive officer or director intends to enter into a trading plan. If the Audit Committee chair deems appropriate, a review of any trading plan may be considered by the Audit Committee prior to approval. Revocation of a trading plan should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a trading plan will be subject to the prior review and approval of the General Counsel. Revocation is effected upon written notice to the broker and, once a trading plan has been revoked, the participant must wait at least 60 days before trading outside of a trading plan and 180 days before establishing a new trading plan, unless otherwise approved by the General Counsel as facts and circumstances warrant. A Covered Person acting in good faith may amend a prior trading plan so long as such amendments are made at a time when the Covered Person does not possess material, non-public information and, as applicable, outside of a quarterly or other Company-imposed trading blackout period. Plan amendments are subject to the Cooling-off Period commencing on the date the plan amendments are made. Under certain circumstances, a trading plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The General Counsel and the administrator of the Company’s stock plans are authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation. I. Hedging Hedging or monetization transactions can be accomplished in a number of ways, including through the use of financial instruments such as call or put options, prepaid variable forward contracts, equity swaps, collars, and exchange funds. These hedging transactions may permit a Company director, officer, or employee to continue to own Company common stock without the full risks and rewards of ownership. When that occurs, the Company director, officer, or employee may no longer have the same objectives as the Company’s other

8 Effective August 3, 2023 stockholders. In addition, directors, and certain officers subject to the obligations of Section 16 under the Securities Exchange Act of 1934 are obligated to file reports with respect to hedging transactions with the SEC. As a result, the Board has determined that directors, officers, and employees shall be prohibited from engaging in any hedging transactions involving Company stock. J. Pledging Company Securities held in a margin account as collateral for a loan may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. K. “Short-Swing” Transactions Restricted Persons and certain other persons identified by the Company from time-to-time must also comply with reporting obligations and may become subject to potential short-swing profit liability for certain transactions pursuant Section 16 of the Exchange Act. The practical effect of these provisions is that Restricted Persons and such other persons who purchase and sell (or vice versa) the Company’s securities within a six (6)-month period must disgorge all short- swing profits to the Company, unless exempted under Section 16(b), regardless of whether they had knowledge of any material nonpublic information. L. No Circumvention No circumvention of this Policy is permitted. You may not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual do not outweigh the potential liability that may result when an employee is involved in the illegal trading of securities. 6. Penalties for Insider Trading Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include: • civil injunctions; • treble damages; • disgorgement of profits; • prison sentences of up to 20 years and criminal fines of up to $5 million per violation for natural persons and $25 million per violation

9 Effective August 3, 2023 for non-natural persons; • civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; • fines for the employer or other controlling/supervisory person of up to the greater of $1.2 million or three times the amount of the profit gained or loss avoided plus, in the case of entities, a criminal penalty of up to $2.5 million; and • criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities. In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, up to and including termination of the persons involved. 7. Acknowledgment All Covered Persons must certify in writing using the form attached hereto as Annex B that they have read and intend to comply with the procedures set forth in this Policy. Additionally, in the event a Restricted Person decides to establish a Rule 10b5-1 trading plan, their broker-dealer will need to sign a Broker Instruction and Representation Letter substantially in the form attached hereto as Annex C. 8. Interpretation This Policy should be interpreted and construed in the context of all applicable laws and the Certificate of Incorporation and Bylaws of the Company, as well as any other corporate governance documents. 9. Limitation of Liability; Amendment; Waivers None of the Company, the General Counsel, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a trading plan or a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any review of a trading plan or pre-clearance of a transaction pursuant to this Policy, none of the Company, the General Counsel, the Company’s other employees or any other person assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction. The Board reserves the right to amend this Policy at any time. Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests solely with each individual.

ANNEX A Pre-Trading Clearance and Certification Form I desire to make a trade in securities of the Company or another company with which the Company does business, consisting of: (describe proposed trade) I hereby certify that I have read the Company’s Insider Trading Policy, and I am not now in possession of any material, non-public information concerning the Company or any other company whose securities I intend to trade. I intend to execute this transaction prior to the end of the fourth (4th) trading day following the day of approval. I understand that I must resubmit this form if the transaction does not take place within that time. Date Signature Name (print legibly) The above transaction is: ☐ Approved if made within four trading days of the “Approval Date” set forth below ☐ Not Approved Approval Date [Authorized Officer]

ANNEX B ACKNOWLEDGEMENT OF POLICY To the Board of Directors: I acknowledge that I have read and understand the Company Insider Trading Policy and agree to abide by its provisions. Signature: Name (Please Print):

ANNEX C Sample Broker Instruction/Representation Letter [Name of Employee] [Address] [Telephone/E-mail] [Date] [Name of Broker] [Name of Brokerage Firm] [Address] Dear [Name of Broker]: With regard to my holdings of securities in the Company and those of my related parties, [names of related parties], held in my account with you, I instruct you: 1. Not to enter any order (except for orders under and pursuant to pre-approved Rule 10b5-1 plans) without first: • verifying with the Company that the transaction was pre-cleared by emailing the Company at [●]; and • complying with your firm’s compliance procedures (e.g., Rule 144). 2. To report immediately to the Company in writing via e-mail to [●] the details of every transaction involving Company stock including gifts, transfers, pledges, and all Rule 10b5-1 transactions. Please execute and return a facsimile (e.g., pdf) of this representation letter to: [email address to be inserted] Sincerely, [Employee] Acknowledgement On behalf of [Name of Brokerage Firm] and for myself, I acknowledge the foregoing instructions with regard to the holdings of [Name of Insider] and [his/her] related parties’ holdings of securities of the Company and signify my agreement to comply with them. Date / / Name of Broker

ANNEX D COVERED PERSONS Part 1 – Covered Persons • All Section 16 reporting persons. • All Company employees at the vice president level or above, which shall include those with the title of “general manager,” “country manager,” “vice president,” “senior vice president,” “chief,” and more senior officers. • All Company employees in the Finance Department. • All Company employees in the Legal Department. • All Company employees in the Communications Department. • All administrative assistants and executive coordinators. Part 2 – Restricted Persons (subject to trade pre-clearance) • All Section 16 reporting persons.